EXHIBIT 12.3

               SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
                       RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                            (Thousands Except Ratio)
                                   (Unaudited)



     Operating Income                                 $146,449

     Adjustments:
        Income taxes                                    62,611
        Provision for deferred income taxes            (22,739)
        Deferred investment tax credits                 (4,581)
        Other income and deductions                     (2,370)
        Allowance for borrowed and equity funds
             used during construction                    1,988
        Interest portion of financing leases               414
                                                    -----------

               Earnings                               $181,772
                                                    ===========


     Fixed Charges:
        Interest on long-term debt                     $39,008
        Interest on short-term debt and other           10,313
        Distributions on Trust Preferred Securities      8,662
        Interest portion of financing leases               414
                                                    -----------
               Fixed Charges                           $58,397
                                                    ===========

     Ratio of Earnings to Fixed Charges                3.11
                                                    ===========



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